FOR IMMEDIATE RELEASE

BroadVision Contact:
Lisa Joy Rosner
BroadVision
650-542-3099
ir1@broadvision.com

BroadVision, Inc. Announces Closing of Rights Offering

REDWOOD CITY, Calif. — November 29, 2006 — BroadVision Inc. (Pink Sheets: BVSN), a global provider of e-Business solutions, today announced the expiration of its rights offering as of Tuesday, November 28, 2006. Preliminary results from the offering indicate that participants in the rights offering exercised rights to purchase approximately 36~38 million shares, representing approximately 20~22% of the new shares offered, with total gross proceeds to BroadVision of approximately $16~17 million. BroadVision expects to announce final results and issue shares to offering participants within the next two weeks. Based on these preliminary results, with the capital raised from this rights offering, plus cash generated from operations, the company now projects its cash balance (consisting of cash and cash equivalents) as of December 31, 2006 will be in the range of $32~$35 million.

“The completion of this rights offering will be yet another major step in the relaunch of our company,” said Dr. Pehong Chen, President and CEO of BroadVision. “We are very pleased with the progress we have made in just one year. The company is now free of any long-term debt and generating cash from profitable business operations. With a solid new product pipeline, we are very much looking forward to an exciting 2007 and beyond.”

BroadVision plans to release its financial results for the quarter ended September 30, 2006 by Friday December 8, 2006.

About the Rights Offering
On December 20, 2005, BroadVision announced that it entered into a Debt Conversion Agreement (the “Debt Conversion”) with Honu Holdings, LLC, a Delaware limited liability company controlled by Dr. Pehong Chen, BroadVision’s Chief Executive Officer and largest stockholder (“Honu”), pursuant to which the Company agreed to issue 34,500,000 shares of BroadVision common stock to Honu in a private placement in exchange for total consideration of $15,525,000, consisting of the cancellation of the unpaid principal and accrued and unpaid interest under the Senior Subordinated Secured Convertible Promissory Note of BroadVision held by Honu. Such Debt Conversion was consummated on March 8, 2006. In connection with the Debt Conversion, BroadVision also announced that it would commence a rights offering of up to 177,890,071 shares in common stock to all shareholders of record as of December 20, 2005, as well as certain warrant holders.

About BroadVision
BroadVision is a global pioneer of e-Business solutions. Nearly 1,000 organizations — including Audible.com, Baker Hughes, Ferrari, Cardinal Health, Citibank, Hilti, Japan Airlines, Renault, Sears, Sony, Standard Chartered Bank, Vodafone, U.S. Air Force, Yomiuri Shinbun, Xerox — serving nearly 75 million registered users, rely on BroadVision’s innovative e-commerce and portal platforms to power and personalize their mission-critical web initiatives.

Information Concerning Forward-Looking Statements
Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. These include, but are not limited to, statements regarding BroadVision’s anticipated rights offering proceeds and cash balances and its generation of cash from profitable operations. These forward-looking statements are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from BroadVision’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: lack of market acceptance of BroadVision’s existing and new products or services; BroadVision’s inability to finalize revenue transactions and generate revenue growth, earnings and adequate cash flows in 2006; BroadVision’s inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by competitors; general economic conditions and BroadVision’s inability to attract and retain qualified employees.

These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and in BroadVision’s quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

For more information about BroadVision, Inc., call 650.542.5100, email ir1@broadvision.com or visit www.broadvision.com.

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BroadVision is a trademark or registered trademark of BroadVision, Inc. in the United States and other countries.